Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Announces Agreement to Extend Amortization Date and Interest-Only Period on Loan Agreement

ATLANTA, December 8,  2022 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians, and partners concerned with retinal health and maintaining better vision longer,  today announced that it has agreed to an amendment to its existing loan and security agreement with its debt facility partner, SLR Investment Corp (“SLR”) to extend the interest-only period through March 31, 2023 with the possibility of extending to July 1, 2023.

“We have had a long and productive relationship with SLR and appreciate the opportunity to amend this agreement to extend the interest-only period,” said Rick Eiswirth, President and CEO of Alimera. “As we enter 2023, we will work closely with SLR to evaluate and employ the best long-term options for both companies. We look forward to reporting on further developments, in due course.”

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements will be based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements.

Meaningful factors that could cause actual results to differ include, but are not limited to Alimera’s inability to work closely with SLR to evaluate and employ the best long-term options for both companies, as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended

December 31, 2021 and Alimera’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 which are on file with the SEC and are available on Alimera’s website and the SEC’s website at http://www.sec.gov.

Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries:                                         For media inquiries:

Scott Gordon                                                          Jules Abraham

for Alimera Sciences                                              for Alimera Sciences
scottg@coreir.com                                                 julesa@coreir.com